CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-212090 of the Variable Annuity-2 Series Account of Great-West Life & Annuity Insurance Company (“the Company”) on Form N-4 of our report dated April 8, 2016 on the financial statements and financial highlights of each of the investment divisions of the Variable Annuity-2 Series Account of the Company and of our report dated February 29, 2016 on the consolidated financial statements of the Company and subsidiaries appearing in the Statement of Additional Information, which is part of this Registration Statement.

We also consent to the references to us as experts under the heading “Independent Registered Public Accounting Firm” in the Prospectus and in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
December 22, 2016